Exhibit 99.1
Majesco Entertainment Company Reports Second Quarter Fiscal 2011 Financial Results
Zumba® Fitness Surpasses 2 Million Units Worldwide
FY11 Outlook Revised Higher
EDISON, N.J., June 13, 2011 /Marketwire/ — Majesco Entertainment Company (Nasdaq: COOL), an innovative provider of video games for the mass market, today reported financial results for the second quarter ended April 30, 2011.
For the second quarter ended April 30, 2011, Majesco’s net revenues were $32.1 million versus $10.9 million in the same period a year ago. During this same period, the Company reported operating income of $5.3 million, compared to an operating loss of $1.6 million in the second quarter of 2010. Net income for the quarter was $2.1 million versus a net loss of $1.6 million in 2010. Net income for the quarter includes a non cash charge of $2.9 million related to the impact of the change in the Company’s share price on the valuation of warrants issued in a 2007 financing. This amount is added back to net income in the Company’s presentation of non-GAAP net income. On a non-GAAP basis, net income for the quarter was $5.4 million compared to a non-GAAP net loss of $1.2 million last year. Please refer to the Reconciliation of GAAP to Non-GAAP Financial Measures table included later in this release for additional information and details on non-GAAP items.
The Company’s basic and diluted net income per share for the quarter ended April 30, 2011 was $0.05, compared to a basic and diluted net loss per share of $0.04 in the same period last year. Non-GAAP diluted net income per share for the quarter ended April 30, 2011 was $0.13 compared to net loss per share of $0.03 last year. Please refer to the Reconciliation of GAAP to Non-GAAP Financial Measures table included later in this release for additional information and details on non-GAAP items.
For the six months ended April 30, 2011, the Company’s net revenues increased 101 percent to $80.6 million versus the year ago period. The Company reported operating income of $13.4 million compared to operating income of $0.9 million in the same 2010 period. Non-GAAP operating income for the six month period was $14.0 million compared to $2.3 million for the comparable 2010 period. In the six months ended April 30, 2011 net income was $8.8 million compared to net income of $2.2 million for six months ended April 30, 2010. For the same period, Non-GAAP net income was $12.8 million this year compared to $1.7 million in 2010.
The Company’s basic and diluted earnings per share for the six months ended April 30, 2011 was $0.22 while basic and diluted earnings per share were $0.06 for the corresponding period in 2010. The Company’s Non-GAAP basic and diluted earnings per share for the six months ended April 30, 2011 was $0.33 compared to $0.04 in the corresponding 2010 period.
Jesse Sutton, Chief Executive Officer of Majesco, said, “We experienced another strong quarter, driven by the phenomenal success of Zumba® Fitness. Zumba® Fitness continues to sell well, nearly seven months after its launch, and is also off to a great start in Europe. The franchise has now sold over 2 million units worldwide, and is a clear leader in the dance-fitness category. Beyond Zumba® Fitness, we are happy to have announced the majority of our release slate for the upcoming holiday season, and believe it may be our strongest lineup yet. Additionally, we took many steps to expand our social games business and execute on our digital strategy. We are very excited about adding the talented development team from Quick Hit, led by Jeff Anderson, which should really accelerate our push into online, free-to-play games”.
Highlights
•	Second quarter 2011 net revenues were $32.1 million, an increase of $21.2 million, or 195 percent, compared to the same quarter last year. Growth was driven by the continued success of Zumba® Fitness, which has now sold over 2 million copies worldwide.

•	Gross margin for the second quarter 2011 was 42.5 percent, compared to 28.5 percent in 2010. The expansion in gross margin was driven by the higher price points of Zumba® Fitness, compared with the Company’s Wii and DS titles a year ago.

•	At the end of the quarter ending April 30, 2011 the Company had $18.5 million in cash and cash equivalents, compared with $8.0 million at October 31, 2010.

•	Zumba® Fitness has quickly become one of the Company’s best-selling titles, and continues to see strong sales even 7 months after launch. During the quarter, Zumba® Fitness for Wii was introduced in Europe by Majesco’s licensing partner and got off to a great start as a #1 seller in the UK, consistently appearing in the top 5 bestsellers, according to Chart-Track.

•	Following on the heels of mega hit Zumba® Fitness, Majesco revealed plans to release Zumba® Fitness 2, the sequel to the best-selling dance-fitness video game. Developed by Zoe Mode, Zumba® Fitness 2 will launch on Wii™ with a vast array of new features and improvements this holiday season and on another to-be-announced platform in early 2012.

•	On June 6, 2011, Majesco announced that it had made several key acquisitions from Quick Hit, a developer and operator of the online free-to-play NFL licensed QUICKHIT NFL Football game, which utilizes a virtual goods model. Majesco acquired certain key operating assets as well as the Quick Hit development team to accelerate its push into the social games business. The team has the proven ability to build, deploy and monetize online games through micro-transactions and will bring this experience to Majesco’s expanding online business.

•	Underlining its focus on bringing branded entertainment experiences to market, Majesco announced a major partnership with the National Basketball Association (NBA) to develop an innovative motion-based game unlike any traditional sports video game. Details of the spring 2012 title will be announced soon.

Announced Product Line-up
Third Quarter Fiscal 2011 Ending July 31, 2011
To date, the Company has announced the following titles that were or are expected to be released during its fiscal third quarter 2011:
Console/Handheld Titles:
•	Cake Mania Main Street for the Nintendo DS brings the mania back to Bakersfield as Jill and her friends franticly work to revitalize Main Street and save their hometown. The Cake Mania series is among the most successful casual franchises of all time with more than 200 million PC downloads and more than 700,000 units sold in the handheld market worldwide.
Digital titles
•	Greg Hastings Paintball 2 for PlayStation®Network is the most realistic paintball experience to date from the #1 name in the sport. The game introduces more than 10 single and multiplayer game modes, each staged in all-new paintball locations based on 62 actual fields around the world. Featuring three new event branches—Tournament Speedball, Recball, and Tournament Woodsball—players can build and develop their team of professional ballers to conquer the field. Support for the PlayStation®Move motion controller ensures precise targeting in online battles with up to 14 friends.

•	BloodRayne: Betrayal for Xbox LIVE® Arcade and PlayStation®Network recently won a Best of E3 2011 award from Electric Playground. Based on the best-selling vampire game franchise, BloodRayne: Betrayal stars the beautiful yet lethal dhampir anti-heroine as she fights and feeds in a bloody new hack ‘n slash adventure. Developed by WayForward, the award-winning team known for bringing franchise favorites back to audiences in exciting new ways, BloodRayne: Betrayal delivers stylish 2D side-scrolling action with a deadly dose of bloodshed. Players become Rayne, the sexy and dangerous dhampir born from the union of vampire and human, blessed with extraordinary strength, speed and agility, but cursed with a thirst for blood and weakness to sunlight. BloodRayne: Betrayal stays true to the fan-favorite vampire game franchise while incorporating challenging new enemies and surprises specifically designed for mature audiences.

•	Parking Wars 2 for Facebook is based on the hit real-life television series “Parking Wars”, now in its fourth season on A&E. The game picks up where the 2008 Facebook game of the same name left off, as players ticket those cars left at expired meters while avoiding getting parking tickets from their friends. This “freemium” game supported by micro-transactions lets players monitor and maintain their own street, keeping track of those parking on it while developing new properties to attract patrons and generate income.
Fiscal 2011
To date, the Company has announced the following titles that are expected to be released during the rest of fiscal 2011:
Console/Handheld Titles:
•	Hulk Hogan’s Main Event is the first motion-based wrestling game on Kinect for Xbox 360 that lets players train with mentor Hulk Hogan as they build their own wrestling personalities and learn the art of showmanship to win over the crowd. In Hulk Hogan’s Main Event, players will learn the ropes from wrestling icon Hulk Hogan as he schools them on delivering the best show for the crowd by emulating famous Hulk poses and performing more than 50 punishing combos and over-the-top stunts. The Kinect sensor tracks players’ every move; the more dynamic the motion, the more high impact the wrestler’s performance.

•	Take Shape for Kinect for Xbox 360 lets players turn game night into a hilarious interactive party! Selected as a “Favorite of E3 2011” from FamilyFriendlyVideoGames.com, Take Shape challenges players to twist, stretch and shrink their body into hundreds of different shapes, animals and symbols. “Shape yourself” solo to beat the fastest time or team up in multiplayer mode to unite your on-screen silhouettes in fun new ways. Fit through forms, bend into shapes and animals, match a mirrored image... even clear stacked shapes lightning fast in this fun-for-all-ages experience. Be flexible; be quick; be the life of the house party in Take Shape!

•	Mind ‘n Motion for Kinect for Xbox 360 requires players to think fast and stay coordinated! This fun, family-friendly experience puts your motor skills to the test with activities that keep your entire body moving as fast as your mind can trigger your next move. From juggling to dodging shapes to jumping hopscotch, Mind ‘n Motion packs in ten levels per activity and mixes it up throughout with additional gameplay elements like inverse controls, faster pace and new tricks to make you think quick on your feet!

•	Camping Mama: Outdoor Adventures for Nintendo DS was chosen as a “Favorite of E3 2011” by FamilyFriendlyVideoGames.com, and is the latest brand extension of the Mama franchise which has sold more than 8.5 million units in North America. Both girls and boys can enjoy fun outdoor activities like rock climbing, spelunking, rowing and tree climbing as they navigate 38 different levels that span forests, mountains and seas. Would-be campers can choose to play as either the son or daughter with Mama or Papa providing guidance depending on the challenge. With customization options and collectible play, Camping Mama lets everyone go wild in the great outdoors!

•	Cooking Mama 4: Kitchen Magic for Nintendo 3DS lets players cook in brand new ways with the Nintendo 3DS gyroscope: crack eggs, flip pans, balance plates and much more by moving the 3DS itself. The game also features brand new kitchen activities like setting the table, washing dishes, organizing and more as surprising 3D events unfold during meal preparation. With

60 recipes including new additions like designer cupcakes and cherry pie, the iconic kitchen cutie has some tricks up her sleeve that will magically transform kitchen newbies into master culinary artists! .
•	Pet Zombies for Nintendo 3DS lets players reanimate their very own zombies with a range of customizations and then care for (or torment!) their pets as they play with them in creepy 3D environments.

•	The Hidden for Nintendo 3DS™ is an augmented reality ghost hunting adventure that turns your handheld into a portal to the astral plane. Players will become paranormal investigators as they hunt through real-world environments with the Nintendo 3DS camera, searching, capturing and destroying supernatural entities hidden within their own surroundings. In addition, this location-based adventure lets players reveal the full game storyline by bringing their Nintendo 3DS with them as they travel in the real world, finding hidden spirits in new locations.

•	Face Racers: Photo Finish for Nintendo 3DS literally puts YOU in the driver’s seat of an arcade style kart racer; players take photos of their face with their Nintendo 3DS camera and use them as avatars for their custom 3D racers, billboards and power-ups.
Fiscal 2012 / Holiday 2011
•	Zumba® Fitness 2 for Wii is making an encore appearance this November! Featuring more than 30 hot new music tracks, electrifying choreography, a huge variety of new dance styles and brand new arenas, Zumba® Fitness 2 invites players to dance their way into shape with a fun and proven dance-fitness program that brings the party into their living rooms.

•	Jaws: Ultimate Predator for Nintendo 3DS and Wii puts you in control of Nature’s deadliest predator—the great white shark. Thirty-five years after the events of the iconic movie, JAWS: Ultimate Predator is an action-packed experience that lets players relive scenarios in environments straight from the classic film.

•	Nano Assault for Nintendo 3DS is a fast-paced shooter that leaps off the screen with stunning 3D graphics that resemble electron microscope imagery. It’s within this dangerous microscopic world that players will navigate a Nanite ship through a cellular system, maneuvering through alien cell clusters, fighting off infections, and analyzing and destroying the virus’ core to ultimately save humanity.
Fiscal 2011 Outlook
The Company expects fiscal 2011 full year net revenue in a range of $110 to $120 million, up from the prior range of $100 to $110 million, and non-GAAP EPS of $0.30 to $0.35, up from $0.20 to $0.25. This outlook is based on an estimated fully diluted share count of 40 million. The Company has not provided a reconciliation of forward-looking GAAP and Non-GAAP financial measures due to the potential effects that changes in its stock price may have on the fair value of outstanding warrants. However, the Company expects non-cash compensation to amount to approximately $0.03 to $0.05 per share in fiscal 2011.
The Company’s guidance assumes the release of approximately 17 SKUs in 2011, including six for the 3DS, four for Kinect for Xbox 360, two for Wii, four for DS, and one for the PlayStation Move, in addition to roughly 7 digital releases. The Company’s results are also impacted by seasonality from the December holiday period and variability based on release schedules.
2011 RELEASE SCHEDULE

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Babysitting Mama Wii, $49.99	Monster Tale DS, $29.99	Cake Mania Main Street DS, $19.99	Hulk Hogan’s Main Event; Kinect

Zumba® Fitness for Kinect, Wii and Move, $49.99 Kinect, $39.99 Wii and Move	Zumba® Fitness, Wii, Move (Europe)	Greg Hastings Paintball 2 PSN, $19.99	Take Shape, Kinect

Zumba® Fitness for Kinect (Europe)	Left Brain Right Brain iPhone, $0.99	Parking Wars 2, Facebook; freemium	Mind ‘n Motion, Kinect

Cooking Mama Friends’ Café		BloodRayne:	Cooking Mama 4:
Facebook; freemium		Betrayal, XBLA, PSN	Kitchen Magic, 3DS

Camping Mama Outdoor Adventures, DS

The Hidden, 3DS

Face Racers: Photo Finish 3DS

Pet Zombies 3DS

Conference Call
At 4:30 p.m. (EST) today, management will host an earnings conference call. To access the call in the U.S., please dial 1-800-860-2442. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s website at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 449033.
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
To facilitate a comparison between the three and six months ended April 30, 2011 and 2010, the Company has presented both GAAP and non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain non-GAAP financial measures.
These non-GAAP financial measures exclude the following items from the Company’s consolidated statements of operations:
•	Expenses related to non-cash compensation

•	Net proceeds from sale of certain state income tax net operating loss carryforwards

•	Change in fair value of warrants

•	Severance costs for workforce reduction
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
For more information on these non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures”.
About Majesco Entertainment Company
Majesco Entertainment Company is a leading publisher of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on Kinect for Xbox 360®, PlayStation®Move motion controller, WiiTM, Nintendo 3DSTM and Nintendo DSTM, Facebook® Platform, mobile and other leading platforms. Product highlights include Cooking MamaTM, TETRIS® Party Deluxe and Zumba® Fitness. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More info can be found online at www.majescoentertainment.com or on Twitter at www.twitter.com/majesco.
For additional information, please contact:
Todd Greenwald, CFA
Director of Investor Relations & Strategic Planning
732-476-1938
tgreenwald@majescoentertainment.com
Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Fiscal 2011 Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii™ platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2010. The Company does not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
UNAUDITED SUPPLEMENTARY PRODUCT DATA
NET SALES BY PLATFORM FOR THREE MONTHS
(Unaudited, in thousands)

	Three Months Ended April 30,				Six Months Ended April 30,
	2011	%	2010	%	2011	%	2010	%
Nintendo Wii	$17,242	54%	$2,678	25%	$43,141	54%	$10,651	27%
Microsoft Xbox 360	6,779	21%	1	—%	17,563	22%	177	—%
Nintendo DS	3,343	10%	8,002	73%	12,361	15%	28,257	70%
Sony Playstation 3	1,158	4%	—	—%	3,490	4%	—	—%
Other	3,620	11%	225	2%	4,053	5%	1,027	3%

TOTAL	$32,142	100%	$10,906	100%	$80,608	100%	$40,112	100%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET DATA
(In thousands, except share data)

	April 30,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,478	$8,004
Due from factor	6,357	1,015
Accounts and other receivables, net	1,219	725
Inventory, net	7,626	8,418
Advance payments for inventory	203	5,454
Capitalized software development costs and license fees	5,557	4,903
Prepaid expenses	698	921

Total current assets	40,138	29,440
Property and equipment, net	906	520
Other assets	88	69

Total assets	$41,132	$30,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,863	$11,375
Inventory financing payables	—	5,557
Advances from customers and deferred revenue	560	945

Total current liabilities	14,423	17,877
Warrant liability	2,551	144
Commitments and contingencies
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 40,588,964 and 39,326,376 shares issued and outstanding at April 30, 2011 and October 31, 2010, respectively	40	39
Additional paid-in capital	118,138	114,824
Accumulated deficit	(93,496)	(102,333)
Accumulated other comprehensive loss	(524)	(522)

Net stockholders’ equity	24,158	12,008

Total liabilities and stockholders’ equity	$41,132	$30,029

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, in thousands, except share data)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2011	2010	2011	2010
Net revenues	$32,142	$10,906	$80,608	$40,112

Cost of sales
Product costs	13,280	5,447	34,104	17,175
Software development costs and license fees	5,210	2,232	13,222	10,099
Loss on impairment of software development costs and license fees — future releases	—	116	—	1,021

	18,490	7,795	47,326	28,295

Gross profit	13,652	3,111	33,282	11,817

Operating costs and expenses
Product research and development	1,973	707	3,203	1,641
Selling and marketing	2,630	1,527	9,639	4,584
General and administrative	2,321	2,266	5,603	4,390
Loss on impairment of software development costs and license fees — cancelled games	1,337	160	1,362	160
Depreciation and amortization	57	44	102	97

	8,318	4,704	19,909	10,872

Operating income (loss)	5,334	(1,593)	13,373	945
Other expenses (income)
Interest and financing costs, net	245	125	955	621
Change in fair value of warrant liability	2,928	(27)	3,344	(229)

Income (loss) before income taxes	2,161	(1,691)	9,074	553
Income taxes	86	(84)	237	(1,647)

Net income (loss)	$2,075	$(1,607)	$8,837	$2,200

Net income (loss) per share:
Basic	$0.05	$(0.04)	$0.23	$0.06

Diluted	$0.05	$(0.04)	$0.22	$0.06

Weighted average shares outstanding:
Basic	38,051,035	36,874,270	37,841,453	36,789,337

Diluted	40,426,306	36,874,270	39,322,894	36,793,821

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS DATA
(Unaudited, in thousands)

	Six Months Ended
	April 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,837	$2,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102	97
Change in fair value of warrant liability	3,344	(229)
Non-cash compensation expense	627	911
Loss on disposal of assets	—	19
Provision for price protection and customer allowances	2,202	2,331
Amortization of software development costs and license fees	3,220	2,839
Loss on impairment of software development costs and license fees	1,362	1,181
Provisions for excess inventory	848	16
Changes in operating assets and liabilities:
Due from factor	(6,833)	(2,314)
Accounts and other receivables	(1,205)	157
Inventory	(55)	1,974
Capitalized software development costs and license fees	(5,178)	(3,895)
Advance payments for inventory	5,251	1,936
Prepaid expenses and other assets	203	39
Accounts payable and accrued expenses	2,326	(1,943)
Advances from customers and other liabilities	(385)	(680)

Net cash provided by operating activities	14,666	4,639

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(325)	(104)

Net cash used in investing activities	(325)	(104)

CASH FLOWS FROM FINANCING ACTIVITIES
Inventory financing	(5,557)	(4,844)
Proceeds from exercise of warrants	1,691	—

Net cash used in financing activities	(3,866)	(4,844)

Effect of exchange rates on cash and cash equivalents	(1)	(27)

Net increase (decrease) in cash and cash equivalents	10,474	(336)
Cash and cash equivalents — beginning of period	8,004	11,839

Cash and cash equivalents — end of period	$18,478	$11,503

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
GAAP operating income (loss)	$5,334	$(1,593)	$13,373	$945
Non-cash compensation (1)	352	389	627	933
Severance (2)	—	—	—	403

Non-GAAP operating income	$5,686	$(1,204)	$14,000	$2,281

GAAP net income (loss)	$2,075	$(1,607)	$8,837	$2,200
Non-cash compensation (1)	352	389	627	933
Severance (2)	—	—	—	403
Change in fair value of warrants (3)	2,928	(27)	3,344	(229)
Sale of NJ state operating loss carryforwards (4)	—	—	—	(1,656)

Non-GAAP net income	$5,355	$(1,245)	$12,808	$1,651

GAAP net income (loss) per diluted share	$0.05	$(0.04)	$0.22	$0.06
Non-cash compensation (1)	0.01	0.01	0.02	0.03
Severance (2)	—	—	—	0.01
Change in fair value of warrants (3)	0.07	—	0.09	(0.01)
Sale of NJ state operating loss carryforwards (4)	—	—	—	(0.05)

Non-GAAP net income per diluted share	$0.13	$(0.03)	$0.33	$0.04

Shares used in GAAP and Non-GAAP per diluted share amounts	40,426,306	36,874,270	39,322,894	36,793,821

(1)	Represents expenses recorded for stock compensation expense. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.

(2)	Represents one time severance costs related to a workforce reduction. During January 2010, Company management initiated a plan of restructuring to better align its workforce to its revised operating plans. As part of the plan, the Company reduced its personnel count by 16 employees, representing 17% of its workforce.

(3)	Represents the change in the fair value of warrants classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(4)	In December 2009, we received proceeds of approximately $1.6 million from the sale of the rights to approximately $21.2 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic Development Authority. Net proceeds were recorded as an income tax benefit during the six months ended April 30, 2010.